Exhibit 99.1

Heritage Reports Second Quarter 2025 Results

Tampa, FL – August 5, 2025: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported second quarter of 2025 financial results.

Second Quarter 2025 Result Highlights

•	Net income of $48.0 million or $1.55 per diluted share, improved from net income of $18.9 million or $0.61 per diluted share in the prior year quarter.

•	Gross premiums earned of $353.6 million, up 1.0% from $350.1 million in the prior year quarter.

•	Net premiums earned of $196.3 million, up 3.2% from $190.3 million in the prior year quarter.

•	Net loss ratio of 38.5%, an improvement of 17.2 points from 55.7% in the prior year quarter.

•	Net expense ratio of 34.4%, an improvement of 2.4 points from 36.8% in the prior year quarter.

•	Net combined ratio of 72.9%, an improvement of 19.6 points from 92.5% in the prior year quarter.

•	Return on average equity of 53.9% up from 30.8% in the prior year quarter.

“Our second quarter results have further demonstrated the successful execution of our strategic initiatives and the corresponding increase in the Company’s earnings trajectory which started at the end of 2023. Over the last several years we have focused on disciplined underwriting, driving rate adequacy, and refining customer service. Taken together, these actions have created significant earnings power within our Company,” remarked Ernie Garateix, Heritage’s CEO. “We have also continued to provide our insureds with quality customer service and an efficient and thorough claims handling experience to ensure they receive the support and service that they expect especially in times of crisis.”

Mr. Garateix continued, “As I noted last quarter, we are now positioned to return the Company to growth given favorable market conditions combined with a majority of our markets having achieved rate adequacy. As a result, nearly all of our capacity is now open, compared to only about 30% of our capacity being open last year at this time. This can be seen in our new business premium written for the second quarter, which was 46.3% higher than new business written for the year ago second quarter when we only had 30% of our territories open. Our new business growth this quarter was accomplished while continuing to maintain our disciplined underwriting process which resulted in a lower net loss ratio.”

Strategic Profitability Initiatives

The Company has focused on three main strategic initiatives over the past few years aimed at achieving consistent, long-term quarterly earnings and driving shareholder value, which include:

•	Generating underwriting profit through rate adequacy and more selective underwriting.

•	Allocating capital to products and geographies that maximize long-term returns.

•	Maintaining a balanced and diversified portfolio.

These three initiatives will remain in place while we also expand our strategy to include our 2025 initiatives.

Strategic Initiatives for 2025

•	Re-opening profitable geographies and allocating capital to sustain profits and margins on a measured basis.

•	Persistent underwriting discipline and focus on rate adequacy.

•	Continued data driven analytics.

•	Enhancing customer service and claims capabilities.

•	Leveraging infrastructure and capabilities to foster future growth.

2025 Update

•	As of the beginning of the 3rd quarter, nearly all capacity is now open for new business.

•	No change to existing robust underwriting standards.

•	Received 14 rate approvals, 9 rate filings are pending approval.

•	Adjusted inflation guard to 5% which reflects current trend.

•	Expect more rate to earn through the portfolio in 2025 than in any prior year.

Capital Management

Heritage’s Board of Directors has decided to continue its suspension of the quarterly shareholder dividend to prioritize strategic growth. The Board of Directors will continue to evaluate dividend distribution and stock repurchases on a quarterly basis. No shares of common stock were repurchased during the quarter.

Results of Operations

The following table summarizes results of operations for the three and six months ended June 30, 2025, and 2024 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2025	2024	Change		2025	2024	Change
Total revenues	$208,035	$203,571	2.2%		$419,554	$394,873	6.3%
Net income	$48,024	$18,869	154.5%		$78,498	$33,094	137.2%
Earnings per share	$1.55	$0.61	154.1%		$2.54	$1.08	135.2%
Book value per share	$12.36	$8.32	48.6%		$12.36	$8.32	48.6%
Return on equity *	53.9%	30.8%	23.1	pts	46.6%	27.8%	18.8	pts
Underwriting summary:
Gross premiums written	$410,968	$424,530	(3.2)%		$766,965	$781,214	(1.8)%
Gross premiums earned	$353,594	$350,073	1.0%		$707,422	$691,462	2.3%
Ceded premiums	$(157,278)	$(159,757)	(1.6)%		$(311,072)	$(321,720)	(3.3)%
Net premiums earned	$196,316	$190,316	3.2%		$396,350	$369,742	7.2%
Ceded premium ratio	44.5%	45.6%	(1.1	)pts	44.0%	46.5%	(2.5	)pts
Ratios to Net Premiums Earned:
Loss ratio	38.5%	55.7%	(17.2	)pts	44.2%	56.2%	(12.0	)pts
Expense ratio	34.4%	36.8%	(2.4	)pts	34.6%	36.9%	(2.3	)pts
Combined ratio	72.9%	92.5%	(19.6	)pts	78.8%	93.1%	(14.3	)pts

*	Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

Second Quarter 2025 Results:

Second quarter 2025 net income was $48.0 million or $1.55 per diluted share, compared to net income of $18.9 million or $0.61 per diluted share in the prior year quarter, primarily driven by a reduction in losses and loss adjustment expenses and a reduction in other operating expenses, with an increase in net premiums earned. The improvement in net income is attributable to the positive impact of rate actions, underwriting actions, and targeted exposure management taken over the last several years, which continue to favorably impact results. These and other actions resulted in growth of 3.2% in net premiums earned while investment income was down due to a lower interest rate environment. Losses and LAE decreased by 28.6% while policy acquisition costs decreased 8.6%, driven by an increase in ceding commission on the net quota share reinsurance contract. General and administrative costs increased 7.1% driven primarily by human capital costs, with the net general and administrative expense ratio one-half point higher than the prior year quarter.

Premiums-in-force were $1.43 billion, an increase of 0.5% compared to $1.42 billion as of the second quarter 2024.

Gross premiums written of $411.0 million were down 3.2% from $424.5 million in the prior year quarter, reflecting exposure management trends over the last several years for personal lines business, for which the trend is anticipated to reverse by the end of 2025 based on new business written trends and expectations. Additionally, in-force premium for our commercial residential business was down 8.2%, driven mostly by competitive market conditions.

Gross premiums earned were $353.6 million, up 1.0% from $350.1 million in the prior year quarter, reflecting higher gross premiums written over the last twelve months primarily from rating actions.

Net premiums earned were $196.3 million, up 3.2% from $190.3 million in the prior year quarter, reflecting higher gross premium earned, as well as a reduction in ceded premiums from the prior year quarter. The reduction in ceded premiums is driven primarily by a $10.0 million reinstatement premium for Hurricane Ian which increased the reinsurance cost for the prior year quarter, which was partly offset by higher ceded premiums in 2025 on our net quota share reinsurance program. Ceded premiums on the net quota share reinsurance program were higher than the prior year quarter driven by a higher ceding rate than the prior year as well as higher premium subject to that contract than the prior year quarter.

Ceded premium ratio was 44.5%, down 1.1 points from 45.6% in the prior year quarter driven by growth in gross premiums earned and less ceded premium as described above.

Net loss ratio decreased to 38.5%, a 17.2 point improvement from 55.7% in the same quarter last year, reflecting significantly lower net losses and LAE coupled with higher net premiums earned. Net weather losses for the current year quarter were $12.5 million, a decrease of $7.2 million from $19.7 million in the prior year quarter. There were no catastrophe losses in the current or prior year quarters. The reduction in weather losses was coupled with a reduction in attritional losses and favorable reserve development compared to the prior year quarter. Favorable net loss development was $2.3 million in the current year quarter compared to adverse development of $8.7 million in the prior year quarter.

The net expense ratio was 34.4%, a 2.4 point improvement from the prior year quarter amount of 36.8%, driven primarily by growth in net premiums earned and lower policy acquisition costs (“PAC”) compared to the prior year quarter. The reduction in PAC was driven primarily by higher ceding commission income associated with both a larger amount of premium ceded under the net quota share program and a higher ceding commission rate driven by favorable loss experience for that program. This offset a one-half point increase in the net general and administrative expense ratio.

Net combined ratio of 72.9% improved by 19.6 points from 92.5% in the prior year quarter, driven primarily by a lower net loss ratio as well as a lower net expense ratio as described above.

Net investment income was $9.0 million, a $0.8 million decrease from $9.8 million in the prior year quarter, primarily driven by a lower interest rate environment for our sweep accounts and money market funds. We continue to manage our investment portfolio, while maintaining a conservative portfolio with high quality investments and duration liability matched.

The effective tax rate was 23.8% compared to 24.1% in the prior year quarter. We calculate the provision for income taxes during interim reporting periods by applying an estimate of the effective tax rate for the full year. The effective tax rate is lower than the prior year quarter due to higher projected pre-tax income for the year 2025 compared to the projected pre-tax income for the year 2024. This had a dilutive effect on the rate impacts of permanent tax differences compared to the prior year quarter income tax provision. The effective tax rate can fluctuate throughout the year as estimates used in each quarterly tax provision are updated with additional information.

Supplemental Information:

Policies-in-force:	Q2 2025	Q2 2024	% Change
Florida	127,772	142,591	(10.4)%
Other States	242,337	277,653	(12.7)%

Total	370,109	420,244	(11.9)%

Premiums-in-force:	(in thousands)
Florida	$687,883	$734,698	(6.4)%
Other States	741,608	687,638	7.8%

Total	$1,429,491	$1,422,336	0.5%

Total Insured Value:	(in thousands)
Florida	$105,385,166	$104,426,161	0.9%
Other States	259,649,177	278,666,369	(6.8)%

Total	$365,034,343	$383,092,530	(4.7)%

Book Value Analysis:

Book Value Per Share	As Of
	June 30, 2025	December 31, 2024	June 30, 2024
Numerator:
Common stockholders’ equity (000’s)	$383,302	$290,799	$255,333
Denominator:
Total Shares Outstanding	$31,017,570	$30,607,039	$30,684,198

Book Value Per Common Share	$12.36	$9.50	$8.32

Book value per share of $12.36 at June 30, 2025, was up 30.1% from December 31, 2024 and up 48.6% from June 30, 2024. The increase from December 31, 2024 is primarily attributable to net income for the year to date as well as a $11.1 million net-of-tax benefit associated with a $14.6 million reduction in unrealized losses on the Company’s fixed income securities portfolio. The unrealized losses are unrelated to credit risk but are instead attributable to changing interest rates, with the reduction in unrealized losses driven by lower interest rates during the year 2025. Heritage does not anticipate a need to sell investments in advance of maturity. As such, the Company expects unrealized losses to roll off the portfolio as investments mature. The average duration of the fixed income portfolio is 3.04 years as the Company has extended duration from the prior year quarter to take advantage of higher yields further out on the yield curve, while still maintaining a short duration high credit quality portfolio.

Conference Call Details:

Wednesday, August 6, 2025 at 9:00 am ET

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	June 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Fixed maturities, available-for-sale, at fair value	$665,401	$655,555
Equity securities, at fair value	1,064	1,936
Other investments, net	4,864	5,952

Total investments	671,329	663,443

Cash and cash equivalents	473,465	452,666
Restricted cash	13,467	10,979
Accrued investment income	5,549	5,592
Premiums receivable, net	99,724	102,134
Reinsurance recoverable on paid and unpaid claims, net	524,045	740,204
Prepaid reinsurance premiums	530,285	309,802
Income taxes receivable	19,118	—
Deferred income tax assets, net	11,356	13,876
Deferred policy acquisition costs, net	70,940	63,204
Property and equipment, net	38,935	38,080
Right-of-use lease asset, finance	13,837	15,082
Right-of-use lease asset, operating	5,246	5,850
Intangibles, net	33,280	36,372
Other assets	26,179	11,640

Total Assets	2,536,755	2,468,924

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$713,183	$1,042,687
Unearned premiums	762,235	702,707
Reinsurance payable	502,280	227,060
Long-term debt, net	92,361	116,319
Advance premiums	18,606	15,186
Income taxes payable	—	846
Accrued compensation	6,383	8,926
Lease liability, finance	16,868	18,071
Lease liability, operating	6,257	6,945
Accounts payable and other liabilities	35,280	39,378
Total Liabilities	2,153,453	2,178,124
Stockholders’ Equity:
Common stock, $0.0001 par value	3	3
Additional paid-in capital	365,559	362,644
Accumulated other comprehensive loss, net of taxes	(17,514)	(28,604)
Treasury stock, at cost	(130,900)	(130,900)
Retained earnings	166,154	87,656

Total Stockholders’ Equity	$383,302	$290,799

Total Liabilities and Stockholders’ Equity	$2,536,755	$2,468,924

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(Amounts in thousands, except share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
REVENUES:
Gross premiums written	$410,968	$424,530	$766,965	$781,214
Change in gross unearned premiums	(57,374)	(74,457)	(59,543)	(89,752)

Gross premiums earned	353,594	350,073	707,422	691,462
Ceded premiums	(157,278)	(159,757)	(311,072)	(321,720)

Net premiums earned	196,316	190,316	396,350	369,742
Net investment income	9,034	9,769	17,609	18,320
Net realized gains	4	12	—	11
Other revenue	2,681	3,474	5,595	6,800

Total revenues	208,035	203,571	419,554	394,873
EXPENSES:
Losses and loss adjustment expenses	75,620	105,928	175,027	207,963
Policy acquisition costs, net	43,146	47,224	88,961	94,153
General and administrative expenses, net	24,399	22,780	48,260	42,414

Total expenses	143,165	175,932	312,248	344,530

Operating income	64,870	27,639	107,306	50,343
Interest expense, net	1,880	2,780	4,306	5,610

Income before income taxes	62,990	24,859	103,000	44,733

Income tax expense	14,966	5,990	24,502	11,639

Net income	$48,024	$18,869	$78,498	$33,094

OTHER COMPREHENSIVE INCOME
Change in net unrealized gains on investments	6,071	924	14,548	641
Reclassification adjustment for net realized investment gains	(4)	(12)	—	(11)
Income tax expense related to items of other comprehensive income	(1,443)	(216)	(3,459)	(150)

Total comprehensive income	$52,648	$19,565	$89,587	$33,574

Weighted average shares outstanding
Basic	31,004,218	30,649,732	30,851,022	30,513,207

Diluted	31,063,481	30,708,995	30,910,285	30,572,470

Earnings per share
Basic	$1.55	$0.62	$2.54	$1.08
Diluted	$1.55	$0.61	$2.54	$1.08

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.4 billion of gross personal and commercial residential premium across its multi-state footprint covering the northeast, southeast, Hawaii and California excess and surplus lines.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements including statements relating to our strategy to continue allocating capital to profitable geographies and products, applying our underwriting and pricing discipline, pursuing controlled growth and maintaining a balanced and diversified portfolio, and the results of our strategy; our initiatives and strategies relating to re-opening profitable geographies; our expectations that more rates will earn through the portfolio in 2025 than any prior year; our expectation that our personal lines policies in-force will slowly increase throughout the second half of 2025; our plans to allocate capital to sustain profits and margin; our focus on persistent underwriting discipline and on rate adequacy and continued data driven analytics to drive exposure management; our other strategic priorities for 2025; potential room for growth and expansion in certain geographies; and our expectations regarding profit and growth in 2025and beyond . The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on such models as a tool to evaluate risk; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, tariffs, labor availability and geopolitical conflicts; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; continued and increased impact of abusive and unwarranted claims; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes, wildfires and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on March 13, 2025, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Kirk Lusk

Chief Financial Officer

klusk@heritagepci.com

investors@heritagepci.com

jlillis@soleburystrat.com